Exhibit 10.32

                           SOFTWARE LICENSE AGREEMENT

This Agreement, dated as of September 28, 2004, is made and entered into by and between Primus Knowledge Solutions, Inc., a Washington corporation ("Primus HQ") and Primus Knowledge Solutions, K.K., a corporation organized under the laws of Japan ("Primus KK"), on the other hand. Primus HQ and Primus KK agree as follows:

                             Section l. Definitions

Whenever used in this Agreement, the following terms will have the following specified meanings:

"Affiliate" means, with respect to any person or entity, any other person or entity (including, without limitation, any officer, director, shareholder, partner, employee, agent or representative of such person or entity) that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first person or entity. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities or partnership or other ownership interests, by contract, by law or otherwise.

"Confidential Information" means the Source Code, together with any and all other confidential or proprietary information of Primus HQ, whether of a technical, business or other nature (including, but not limited to, trade secrets, know-how, technology, and information relating to the customers, marketing plans, finances and business affairs of Primus HQ) disclosed by written, graphic, oral or other means to or otherwise learned by Primus KK.

"Derivative Work" means any "derivative works" and "compilations" of the Licensed Software within the meaning of such terms as defined in the U.S. Copyright Act (17 U.S.C. Section 101 et seq.) that are created by or for Primus KK as permitted under Section 2.1 below.

"Documentation" shall mean any and all currently available Primus HQ owned system and user documentation that describes or relates to the Licensed Software and are either necessary or useful for Primus KK to exercise the rights granted it under this Agreement, including without limitation manuals of all types; training materials; drawings; schematics; technical data; manufacturing and production instructions, processes, and techniques; build procedures; testing instructions and procedures; specifications; and any other printed or graphic material for development, installation, use, operation, maintenance, and support of the Licensed Software.

"Improvements" shall mean any modifications or enhancements to, or Derivative Works, in each case resulting in a Japanese language product, based upon, any part or all of the Licensed Software, Documentation, or Know-How (as defined below).

"Know-How" shall mean all Primus HQ owned knowledge in any form conveyed by Primus HQ to Primus KK and tangible information whether patentable or not, related to the development of the Licensed Software and Documentation, including but not limited to trade secrets and other confidential and proprietary information, technical information, formulations, data, designs, and research and development information.

"Licensed Software" means (a)_the Japanese language version of Primus HQ's computer programs known as eServer 4.0f, eServer 4.0 SP1 and SP2 and eServer 5.2 SP1 and SP2 and the Japanese language version of eServer 5.2 SP3, if Primus HQ commercially releases eServer
5.2 SP3 to its customers and Primus KK elects to license eServer 5.2 SP3 pursuant to Section 3.2; and (b) Documentation; and (c) Know-How.

"Source Code" means the human-readable, uncompiled source code form of the Licensed Software.

"TCI" means Trans Cosmos Inc., a Japanese corporation.

"Term" means the term of this Agreement as described in Section 5.1.

"Transition Period" means the time period between the date of this Agreement and March 31, 2005.

"Unauthorized Use" means any use, possession, knowledge, viewing, inspection, examination, copying or other activity involving any Source Code to the Licensed Software, Documentation or Know-How or any portion of original source code developed or owned by Primus HQ contained in a Derivative Work that is not expressly authorized under this Agreement or otherwise in writing by Primus HQ.

                               Section 2. License

      2.l Grant

Subject to the terms and conditions of this Agreement, Primus HQ grants to Primus KK an exclusive (except as provided in Section 2.2) perpetual, royalty-free, nontransferable (except as provided in Section 4.4) license to:

            (a) use, reproduce, operate, support and maintain, modify or have modified (as permitted herein), and make or have made (as permitted herein) Improvements to the Source Code of the Licensed Software;

            (b) use, reproduce, sublicense and otherwise distribute only in Japan in any manner not restricted by this Agreement, including without limitation, directly or through resellers either as standalone versions, or in combination with other products, as an integrated component of a Primus KK product, service, or platform, or as an application service provider, Japanese language versions of the Licensed Software, including any Improvements incorporated therein and created by (or for, as permitted herein) Primus KK in machine-executable, object code form; and

            (c) use the terms "Primus" and "eServer" as a brand for the Licensed Software in Japan for a period of up to March 31, 2006 (the "Primus Marks Usage Period").

      2.2 Exclusivity Covenant and Revenue Share

Primus HQ will not grant rights to the Source Code or object code of the Japanese language version of eServer 5.2 (or any prior Japanese language versions of eServer or any Japanese language Derivative Work based substantially on such Source Code) to any third party for use or resale; provided, however, that Primus HQ may continue to sell and support the Japanese versions of eServer in connection with a sale of additional products and with an obligation to pay Primus KK a royalty of fifty percent (50%) of the net proceeds from its license of Japanese eServer (where net proceeds equals the amount actually received by Primus HQ, less direct costs of sale, including sales commissions and third party royalties). Primus HQ will certify its calculations of net proceeds along with each royalty report (to accompany each royalty payment) and Primus KK will have customary rights to audit Primus HQ's records related to royalty payments at Primus KK's expense.

      2.3 Prohibited Use

Without limiting the restrictions set forth elsewhere in this Agreement, Primus KK will not have the right to sell, sublicense, market or in any other way commercially exploit the Licensed Software or any Derivative Work outside of Japan or in any language other that Japanese.

      2.4 Delivery

Within five (5) business days after the date of this Agreement, Primus HQ will deliver to Primus KK one (1) reproducible electronic copy of the Source Code as it exists on the date of this Agreement and related Documentation. Further, if Primus HQ commercially releases eServer 5.2 SP3 to its customers and Primus KK elects to license eServer 5.2 SP3 pursuant to Section 3.2, within five (5) business days after Primus HQ receives payment from Primus KK pursuant to
Section 3.2, Primus HQ will deliver to Primus KK one (1) copy of the Source Code for the Japanese language version of eServer 5.2 SP3 and related Documentation.

      2.5 Third Party Software

Primus KK acknowledges that the Licensed Software contains intellectual property owned or licensed by third parties. The parties will work together to obtain any required consents, assignments or direct licenses to Primus KK from such third parties. During the Transition Period, Primus KK shall be deemed to be a royalty-free distributor of the Licensed Product and will remit any required third party royalty or other charge to Primus HQ for Primus HQ to remit to the applicable third party. If, after the Transition Period and despite the mutual efforts of the parties to obtain ongoing rights, such licenses are not obtainable, then such third party technology will be removed from the Licensed Software. All obligations of confidentiality hereunder will apply to such third party technology. Primus KK will pay all third party royalties related to its use, license or sale of the Licensed Software (whether directly to the applicable third party or to Primus HQ if such third party technology is used under sublicense).

      2.6 Transition Period Assistance

During the Transition Period, Primus HQ will use its reasonable efforts to:

(a) provide engineering consulting services at the cost set forth in Section 3.4 to assist in knowledge transfer to Primus KK concerning the use and support of the Source Code;

(b) assist Primus KK in supporting existing customers in Japan covered under existing maintenance agreements with Primus HQ (that is, existing at the date this Agreement is signed) until the earlier of the end of the term of such maintenance agreements or December 31, 2004, at no additional charge to Primus KK. Primus HQ shall have the right to retain any prepaid, but unused maintenance and support payments it has received under such agreements; and

(c) With respect to new customers of Primus KK acquired after September 30, 2004 for which Primus KK requests support, Primus may elect, in its discretion, to provide second line support at the cost set forth in Section 3.4 or as otherwise separately agreed.

      2.7 Transfer of Primus KK Equity Interest

Upon the execution of this Agreement, Primus HQ will transfer to TCI, for the agreed consideration of Twenty Five Thousand United States Dollars ($25,000), the equity interests held by Primus HQ in Primus KK.

      2.8 Bankruptcy Provision

Primus HQ and Primus KK acknowledge that this Agreement and all rights and licenses granted to Primus KK under or pursuant to this Agreement are, and will otherwise be deemed to be, licenses of rights to "intellectual property" as defined under Section 101 of Title 11, United States Code (the "Bankruptcy Code"). The parties agree that Primus KK, as a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Primus HQ acknowledges that if Primus HQ as a debtor in possession, or a trustee in bankruptcy in the case under the Bankruptcy Code, rejects the licenses granted to Primus KK in this Agreement, Primus KK may elect to retain its rights under such licenses as provided in
Section 365(n) of the Bankruptcy Code. The parties also agree that, after the commencement of a case under the Bankruptcy Code by or against Primus HQ and unless and until the licenses granted herein are terminated or expired, upon written request of Primus KK to Primus HQ or the trustee in bankruptcy, Primus HQ or the trustee in bankruptcy will not interfere with the rights of Primus KK as provided under this Agreement.

                             Section 3. Compensation

      3.l License Fee

Primus KK will pay to Primus HQ a one-time license fee of One Hundred Thousand United States Dollars (US$100,000) due to be received by Primus HQ on or before September 30, 2004.

      3.2 Additional Fee

If Primus HQ commercially releases eServer 5.2 SP3 to its customers, then upon Primus KK's payment to Primus HQ of an additional license fee of Twenty-Five Thousand Dollars ($25,000) then the Licensed Software shall include the Japanese language version of eServer 5.2 SP3.

      3.3 Royalties

Primus KK will pay Five Hundred Thousand United States Dollars (US$500,000) representing payment in full of all outstanding guaranteed quarterly minimum payments through September 30, 2004. This amount (US $500,000) will be received by Primus HQ before September 30, 2004.

      3.4 Transition Period Assistance

Primus KK will pay Primus HQ Two Hundred Fifty United States Dollars ($250) per hour for any Transition Period assistance requested by Primus KK and provided by Primus HQ pursuant to (1) Section 2.6(a); (2) after December 31, 2004 for maintenance support of the type described in Section 2.6(b); and (3) for maintenance support of the type described in Section 2.6(c) that is requested by Primus KK and Primus HQ, in its discretion, elects to provide.

      3.5 Payment

Primus KK will pay the payments specified in Section 3.4 to Primus KK within thirty (30) days after Primus HQ provides Primus KK an invoice for such payment. All payments shall be made in the lawful currency of the United States. All payments owed by Primus KK under this Agreement shall be made without set-off of any amount or nature whatsoever. Any amounts not paid when due will be subject to finance charges at the rate of 1% per month, determined and compounded on a daily basis from the date due until the date paid.

      3.6 Foreign Withholding Tax

Primus KK acknowledges and confirms that the transaction described in this Agreement are being made in the state of Washington. Accordingly, if Primus KK is required under the laws of Japan or any other jurisdiction to withhold from the amounts payable to Primus HQ under this Section 4 any taxes due in such jurisdiction for such payments then the amount subject to such withholding tax shall be increased to such amount where the amount payable to Primus HQ net of such withheld taxes equals the amounts specified in this Section 3.

                          Section 4. Proprietary Rights

      4.l Ownership

(a) Primus KK acknowledges that the Licensed Software involves valuable copyright, trade secret and other proprietary rights of Primus HQ. No title to or ownership of the Licensed Software, or the proprietary rights to the Licensed Software, is transferred to Primus KK pursuant to this Agreement, and Primus HQ reserves all of its copyright, trade secret and other proprietary rights in the Licensed Software.

(b) Subject to Primus HQ's ownership of the Licensed Software as set forth above, Primus KK shall be the sole owner of any and all inventions, discoveries, or Improvements arising out of, resulting from, or related to the Licensed Software developed by or on behalf of Primus KK (including without limitation Derivative Works), whether in written or unwritten form, and of all methodologies, techniques, and know-how resulting from the use of the Licensed Software by or on behalf of Primus KK, including, but not limited to, the integration of the Licensed Software, or parts thereof, into Primus KK's other computer systems. All right, title, and interest, including without limitation any copyright, patent, and any other intellectual property or proprietary right, in and to such inventions, discoveries, or Improvements (together, such rights derived or related in any way to the Licensed Software are referred to as the "Primus KK IP Rights") shall not pass to Primus HQ but shall be the exclusive property of Primus KK. Primus KK hereby grants a perpetual, non-exclusive, worldwide, royalty free license to Primus HQ and its successors to use any Primus KK IP Rights in connection with products independently developed by Primus HQ or its successors. For the avoidance of doubt, Primus HQ will not have a license to use the actual source code or other actual embodiment of the Primus KK IP Rights, but shall not in any way be held liable for claimed infringement of any Primus KK IP Rights on any Primus HQ independently developed product. As a result, Primus HQ agrees not to challenge or assist any other party in challenging the validity of, or Primus KK's rights in, the Improvements or any applications to register any copyrights, patents, or other intellectual property rights related to the Improvements. Primus HQ agrees to cooperate with reasonable requests to assist Primus KK, at Primus KK's expense, with any applications to register any copyrights, patents or other intellectual property rights related to the Improvements.

      4.2 Trademarks and Trade Names

(a) Primus HQ reserves title to "Primus", "eServer" and any and all other brands, trade names and trademarks which Primus HQ uses in connection with the Licensed Software (the "Primus Marks").

(b) At the expiration of the Primus Marks Usage Period, Primus KK shall (i) cease to use all Primus Marks associated with the Licensed Software; and (ii) cease to use "Primus" as a part of its trade name. At any time prior to the expiration of the Primus Marks Usage Period, Primus KK may elect to surrender the Primus Marks in connection with the marketing and usage of the Licensed Software upon written notice to Primus HQ. After a surrendering of the usage or upon expiration of the Primus Marks Usage Period, Primus KK shall re-brand the Licensed Software as it deems desirable in its sole discretion; provided however that Primus KK shall continue to apply the copyright and proprietary notices set forth in Sections 4.3 and 4.4 in any document or medium containing any portion of the Source Code.

      4.3 Copyright Notices

Primus KK will include on any Licensed Software copied, sublicensed, distributed or otherwise used by Primus KK all proprietary notices currently in the Licensed Software, including but not limited to, the following notice: "(C) Copyright (____) Primus Knowledge Solutions, Inc.. All Rights Reserved."

      4.4 Protection of Code

Primus KK will do all things necessary to prevent Unauthorized Use of the Licensed Software and to preserve and protect Primus HQ's proprietary rights therein. Without limiting the generality of the foregoing, Primus KK will not:

            (a) sublicense, transfer, disclose or otherwise make available any Licensed Software or Derivative Works in object code form other than to Primus KK's distributors and end-users pursuant to a license agreement consistent with the terms of this Agreement;

            (b) sublicense or otherwise grant to any person or entity the right to license, distribute, disclose or otherwise make available any Source Code to any person or entity; or

            (c) sublicense, transfer, disclose or otherwise make available any Source Code to any person or entity other than to Primus KK's employees or contractors (provided that no third party contractors may have access to the Source Code if such contractor in engaged in any business competitive to Primus HQ or its Affiliates, such as developing products for or in conjunction with any Primus HQ competitor) who need access to the same for the purposes specified in Section 2.1 and who have first executed an agreement which (i) contains the same protections of Primus HQ's proprietary rights as are set forth in this Agreement, (ii) prohibits any Unauthorized Use of the Source Code, (iii) precludes such person from disclosing the Source Code to any third party, and (iv) precludes such person from using the Source Code other than on behalf of Primus KK for the purposes specified in Section 2.1.

Primus KK will maintain records of all agreements referred to in Section 4.4(a) and the originals of all agreements referred to in Section 4.4(c) in its permanent business records, will use its best efforts to enforce the same, and will provide copies of such records and agreements to Primus HQ upon Primus HQ's request. In addition, Primus KK will ensure that any document or medium containing any portion of the Source Code has prominently displayed thereon the following notice: "This item contains confidential information which is the property of Primus Knowledge Solutions, Inc.. Primus Knowledge Solutions, Inc. owns all proprietary rights to such information, including copyrights and trade secret rights. This information will not be disclosed to any person or entity outside of this company."

      4.5 Additional Protection of Proprietary Rights

Primus KK will not infringe or violate, and will take appropriate steps and precautions for the protection of, the proprietary rights referred to in Section
4.1. Without limiting the generality of the foregoing, Primus KK will keep all Source Code secured, under access and use restrictions sufficient to prevent any Unauthorized Use, and will otherwise use its best efforts to prevent any Unauthorized Use. Primus KK will immediately notify Primus HQ of any Unauthorized Use. In the event of any Unauthorized Use relating to the activities of Primus KK or any of its employees, agents or representatives, or any of Primus KK's subcontractors or transferees of the Licensed Software, Primus KK will take all steps reasonably necessary to terminate such Unauthorized Use and to retrieve any copy of the Source Code or other Licensed Software in the possession or control of the person or entity engaging in such Unauthorized Use. Primus KK will immediately notify Primus HQ of any legal proceeding initiated by Primus KK in connection with such Unauthorized Use. Primus HQ may, at its option and expense, assume control of any such proceeding. If Primus HQ assumes such control, Primus HQ will have exclusive control over the prosecution and settlement of the proceeding, Primus KK will provide such assistance related to such proceeding as Primus HQ may reasonably request, and Primus KK will assist Primus HQ in enforcing any settlement or order made in connection with such proceeding.

                         Section 5. Term and Termination

      5.1 Term

The Term will commence on the date of this Agreement and will continue in perpetuity unless terminated in accordance with Section 5.2.

      5.2 Termination

Primus HQ may terminate the Term immediately by giving Primus KK written notice of termination in any event that: (a) Primus KK fails to timely make any payments under Section 3.1 or 3.6; or (b) Primus KK fails to cure any breach of or default under this Agreement by Primus KK within thirty (30) days after Primus HQ gives Primus KK written notice of the breach or default; or (c) any of the following take place: (i) the making by Primus KK of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Primus KK of a petition to have Primus KK adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless in the case of a petition filed against Primus KK, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Primus KK's assets or of Primus KK's interest in this Agreement, where possession is not restored to Primus KK within thirty
(30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Primus KK's assets or of Primus KK's interest in this Agreement, where such seizure is not discharged within thirty (30) days. Liquidation of Primus KK into TCI is not a breach of this Agreement.

      5.3 Effect of Termination on License

On termination in accordance with Section 5.2, the license granted under Section 2 will automatically terminate and Primus KK will immediately cease to (a) modify, reproduce or otherwise use the Source Code, and (b) use, reproduce, sublicense and otherwise distribute the Licensed Software or any portion of an Improvement containing original Source Code developed or owned by Primus HQ. Primus KK will, within twenty (20) days after the end of the Term, return to Primus HQ or destroy any and all copies of the Licensed Software or any portion of an Improvement containing original Source Code developed or owned by Primus HQ in its possession or control including, but not limited to, any modified or merged versions. Any sublicenses of the Licensed Software or Derivative Work object code granted by Primus KK pursuant to Section 2.1(b) prior to the end of the Term will survive the end of the Term.

    Section 6. Disclaimer of Warranty, Limitation of Liability and Indemnity

      6.1 Warranty Disclaimer

Primus HQ represents and warrants that it is has the right to grant the licenses to Primus KK as set forth herein to the Licensed Software. This warranty is not to be construed as any warranty against any infringement of any third party intellectual property. Primus HQ has no present knowledge of any actual or alleged infringement of any third party intellectual property by the Licensed Software in Japan. Primus KK acknowledges that the Licensed Software is furnished to Primus KK "AS IS" and with all "BUGS, ERRORS, DEFECTS, DEFICIENCIES AND FAULTS." PRIMUS HQ MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SOURCE CODE OR OTHER LICENSED SOFTWARE OR ITS USE AND OPERATION ALONE OR IN COMBINATION WITH ANY OTHER PRODUCT.

      6.2 Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OF ANY KIND, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBLITY OF SUCH DAMAGE.

      6.3 Indemnity

Primus KK releases and will defend, indemnify and hold harmless Primus HQ from and against any and all claims, losses, damages, liens, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or in connection with Primus KK's exercise of the license rights set forth in this Agreement or any sale or other distribution of the Licensed Software or any Improvement by, through or under Primus KK.

                 Section 7. Additional Obligations of Primus KK

      7.1 Nondisclosure

Any Confidential Information received by Primus KK in performance of this Agreement will be treated by Primus KK as confidential and proprietary information of Primus HQ and will be used by Primus KK solely for purposes of performing its obligations and/or exercising its rights under this Agreement. Primus KK will disclose such information only to its employees and contractors (subject to Section 4.4(c)) whose duties justify their need to know the same in order for Primus KK to perform its obligations and/or exercise its rights under this Agreement. Primus KK will not disclose such information to any other person or entity, unless the information is in the public domain at the time of disclosure through no fault of the Primus KK, or Primus HQ consents to the disclosure in writing.

      7.2 Compliance with Laws

In performing this Agreement, Primus KK will comply with all applicable laws, regulations, rules, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Primus KK will comply with all requirements relating to the import, export or re-export of any Licensed Software or other items furnished by Primus HQ under this Agreement.

      7.3 Restrictions

Except as specifically provided in this Agreement, Primus KK will not and will not authorize or permit any other person to: (a) reverse engineer, disassemble, copy, reproduce, change, modify or alter any Licensed Software or part thereof; or (b) remove, modify or alter any notice of copyright, mask work, trademark, trade name or any other notice of Primus HQ or its proprietary rights appearing on any Licensed Software.

                            Section 8. Miscellaneous

      8.l Notices

Any notice or other communication under this Agreement will be deemed given if delivered in writing to the intended recipient either in person or mailed, postage prepaid, to the address specified below the intended recipient's signature at the end of this Agreement. Either party may change its specified address by giving the other party notice of the change in accordance with this Section.

      8.2 No Partnership

This Agreement will not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party.

      8.3 Nonwaiver

The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

      8.4 Entire Agreement

This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, among the parties with regard to the subject matter hereof. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby. Any remedy of Primus HQ set forth in this Agreement is in addition to any other remedy afforded to Primus HQ under any other contract, by law or otherwise. The distribution agreement between the parties and all subsequent amendments thereto is hereby terminated and of no further force or effect.

      8.5 Assignment

(a) Primus KK will not assign all or any part of this Agreement or any of its rights hereunder without the prior written consent of Primus HQ; provided, however, that no consent of Primus HQ shall be required to assign this Agreement and the licenses granted hereunder to TCI or its controlled Affiliate (but not to any Affiliate that is part of a joint venture with any company that is a direct competitor to Primus HQ or its successor) provided that such assignee agrees in writing to assume and comply with the terms of this Agreement and that such assignee shall not have the right thereafter to assign or transfer this Agreement or the license to any other third party other than to TCI or one of its controlled Affiliates.

(b) Subject to the foregoing restriction on assignments, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, legal representatives and assigns. The parties shall cause their successors, legal representatives and assigns, whether created voluntarily or by operation of law and including without limitation those resulting from merger, acquisition, consolidation or other like events (a "Successor-in-Interest"), to perform their respective obligations under this Agreement. In the event that either party should engage in negotiations with a Successor-in-Interest, that party shall promptly and completely disclose the terms of this Agreement to the third party, and the disclosing party shall take all necessary steps to ensure the assumption of and compliance with all terms of this Agreement by that party's Successor-in-Interest. Upon the request of the other party, a party so engaged in potential succession or merger negotiations shall provide the requesting party with written assurances of the negotiating party's compliance with this Section.

      8.6 Unenforceable Provisions

The invalidity or unenforceability of any of the provisions of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were replaced with a valid and enforceable provision as similar as possible to the one replaced.

      8.7 Survival

Sections 4, 6 and 7.1 and all other provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of the Term, will survive the expiration or termination of the Term.

      8.8 Forum Selection

Primus KK will not commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, or otherwise arising under or by reason of this Agreement, other than in the federal and state courts located in King County, State of Washington. Primus KK hereby irrevocably consents to the jurisdiction and venue of such courts with regard to any suit, proceeding or claim to enforce the provisions of this Agreement, or otherwise arising under or by reason of this Agreement.

      8.9 Applicable Law

This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, U.S.A, without reference to its choice of law principles. The provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods do not apply to this Agreement.

      8.10 Choice of Language

The original of this Agreement has been written in English. Primus KK waives any right it may have under the laws of Japan or any other jurisdiction to have this Agreement written in any other language.

      8.11 Counterparts

This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument binding on the parties hereto.

Primus HQ:                                    Primus KK:

PRIMUS KNOWLEDGE SOLUTIONS, INC.              PRIMUS KNOWLEDGE SOLUTIONS, K.K.

By        /ss/                                By          /ss/
  ----------------------------------            --------------------------------

Title     President and CEO                   Title         President
     -------------------------------               -----------------------------

Address:                                      Address:
        ----------------------------                  --------------------------

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